EXHIBIT 15.1

CONSENT OF D&H GROUP LLP, CHARTERED ACCOUNTANTS

Exhibit 15.1

November 27, 2013

Consent of Independent Registered Chartered Accountants

We hereby consent to the inclusion in this annual report on Form 20-F of Tasman Metals Ltd. (the “Company”), of our report dated November 25, 2013 (the “Report”), on our audit of the consolidated financial statements of the Company for the years ended August 31, 2013, 2012 and 2011 (the “Financial Statements”) which are included in the Company’s Form 20-F for the fiscal year ended August 31, 2013.

We also consent to the incorporation by reference of the Report in Registration Statement No. 333-190863 on Form F-3 and to the reference to us under the heading “Interests of Experts” in such Registration Statement.

/s/ D&H Group LLP

Chartered Accountants